Exhibit 10.2

EMPLOYMENT CONTRACT
BETWEEN:
COTY SAS, whose registered office is located at 14 rue du Quatre Septembre, 75002 PARIS
Represented by Ms. Eloïse Verdé-Delisle, President
Hereinafter referred to as the “Company”,

AND:
Laurent Mercier
Hereinafter referred to as the Executive,
Hereinafter collectively referred to as the Parties.

1)    DATE OF HIRE, TERM, PROBATIONARY PERIOD
The Executive is hired as of 29 June 2024, on a permanent contract. His seniority is recognized as starting on 6 November 2017.
This contract replaces any previous employment contract concluded with the Company or a subsidiary of the Coty Group, including those in the Netherlands.
2)    POSITION
The Executive shall perform the duties of Chief Financial Officer (CFO), with the status of Senior Executive (Cadre Dirigeant).
The duties assigned to the Executive in this capacity are, by nature, subject to change and may be adjusted depending on the Company’s operational needs. If applicable, the Executive agrees to follow any training required by the Company.
For information purposes, these duties correspond to coefficient 880 of the National Collective Bargaining Agreement for the Chemical and Related Industries (the “Collective Agreement”) currently applicable to the Company. Mention of the Collective Agreement in the employment contract is purely indicative and does not create any contractual right to the benefits provided therein.
3) PLACE OF WORK, TRAVEL
As of his hire date, the Executive performs his duties in Paris, at the Company’s establishment located at 14 rue du Quatre Septembre – 75002 Paris.
However, his place of work may be moved to any location in Paris or within the Île-de-France region in the interest of the Company’s proper functioning and development, without this change constituting a modification of the employment contract. The Executive expressly agrees to this possibility. Given the nature of his duties, the Executive may be required to travel frequently for business purposes within France and abroad. Travel expenses necessary for the performance of his duties will be reimbursed in accordance with the Company’s then-applicable travel expense policy.
4) WORKING TIME
In accordance with Article L.3111-2 of the French Labor Code, and in view of the importance of your responsibilities, which involve significant independence in the organization of your working time, autonomy of judgment, initiative and decision-making, as well as your level of remuneration, which is among the highest in the Company, you will have Senior Executive (Cadre Dirigeant) status.
You therefore expressly acknowledge that you are not subject to any legal or contractual provisions relating to working time.

Exhibit 10.2
Pursuant to the Company agreement on working time dated 24 June 2015, you fall under category ‘A, Senior Executives.’ Accordingly, the fixed base remuneration stipulated below is a lump sum and is independent of the time spent performing your duties.
5) REMUNERATION
a. Annual fixed base remuneration
In consideration of his duties, the Executive shall receive a gross annual fixed base salary of €825,000.00, payable in 12 monthly installments.
This remuneration is a lump sum and is independent of the actual number of hours worked. It compensates the performance of the Executive’s duties for the number of working days set by the annual-day-rate scheme defined in Article 4 of this contract.
b. Annual variable remuneration
In addition to the fixed remuneration described above, the Executive will be eligible to participate in the Coty Group Bonus Plan currently in effect within the Company.
Under this plan, the gross target bonus amount would equal 70% of the Executive’s gross annual fixed base salary. Supplementary information regarding the Bonus Plan will be provided separately.
The Company may modify the terms of the Bonus Plan at any time and at its sole discretion. The Executive shall not acquire any right to benefits under the Bonus Plan and may not claim entitlement to its continuation—whether in principle, in calculation methods, or in amounts paid.
Objectives, whether qualitative and/or quantitative, as well as calculation methods for variable remuneration, will be set unilaterally by the Company. This bonus will be prorated based on the Executive’s effective hire date. Entitlement to the variable remuneration is conditional upon the Executive being employed on the payment date.
6) ELIGIBILITY FOR THE ELTIP PROGRAM
Eligibility for the Coty “Equity & Long Term Incentive Plan” (ELTIP) is subject to the Executive’s formal acceptance and signature of the “RCA” (Restrictive Covenant Agreement), a copy of which is annexed to this contract.
The Company may modify the terms of the ELTIP at any time and at its sole discretion. The Executive shall not acquire any right to benefits under this plan and may not claim entitlement to its continuation, except as expressly provided by the plan.
7) RELOCATION ASSISTANCE SERVICES
The Executive acknowledges and accepts that he will not benefit from the mobility support services provided under the “Coty International Transfer Policy” (the “ITP”).
8) COMPANY CAR
To perform his duties, the Company will provide the Executive with a company car under the conditions specified in the Company’s applicable Car Policy (“Car Policy France”). The Executive confirms holding a valid driver’s license and undertakes to notify the Company without delay of any changes.
The Executive may opt for a Car Allowance instead of a company vehicle.
The Executive will be authorized to use the company car for personal purposes; such personal use constitutes a taxable benefit in kind and will be treated accordingly for tax and social security purposes.
Any traffic fines incurred by the Executive, whether during personal or business use, will not be paid or reimbursed by the Company.
In the event of an accident, the Executive must notify both the Company and the insurance provider within 48 hours, specifying the circumstances.

Exhibit 10.2
The company car must be returned to the Company upon termination of employment for any reason, either upon the effective end date or earlier with mutual agreement.
The Company reserves the right to amend its car policy at any time, including rules governing vehicle use.
9) PAID LEAVE
You will receive paid leave in accordance with applicable legal and collective bargaining provisions.
Given your status as a Senior Executive (Cadre Dirigeant), and the autonomy this status implies, you will be deemed to have used all of your annual paid leave at the end of each leave period. No carryover of unused paid leave from one year to the next will be permitted.
10) PROFESSIONAL OBLIGATIONS
The Executive undertakes to comply with the Company’s internal rules and instructions regarding working conditions, including the Internal Regulations, the professional ethics charter, and any special instructions issued, as well as strict confidentiality regarding all matters relating to the Company and the Coty Group (“Group”).
The Executive also undertakes to inform the Company without delay of any change in his personal situation (address, telephone, family situation, civil status, etc.).
In the event of illness, accident, or medical incapacity, and unless prevented by exceptional circumstances, the Executive must notify the Company the same day by any means and provide a medical certificate within 48 business hours.
Any extension of the absence must be justified in the same manner.
11) EXCLUSIVITY
During the performance of the employment contract, the Executive must devote his full professional activity to the Company and is prohibited, unless the Parties agree in advance in writing, from engaging in any other professional activity, whether self-employed or for a third party.
12) PERSONAL DATA
The Executive agrees that the Company may collect, store, and process personal data that he may provide, in connection with the duties performed under this contract, including (without limitation) for employee recordkeeping, payroll, compensation adjustments, performance evaluations, and absence tracking.
The Executive acknowledges and accepts that the Company may be required to disclose personal information concerning the Executive after the termination of employment in order to meet its obligations as an employer. This does not affect the Executive’s rights under Law No. 78-17 of 6 January 1978 (French Data Protection Act).
13) CONFIDENTIALITY
The Executive is bound, independently of his general duty of discretion and professional secrecy, by an absolute obligation of confidentiality regarding all Confidential Information (as defined below) to which he may have access due to his duties or membership in the Company.
As such, from the effective date of the employment contract and after its termination, the Executive is prohibited from using or disclosing any Confidential Information to third parties except (i) in the performance of his duties, (ii) when required by law, regulation, or legal process, or (iii) upon request from a governmental authority or agency.
‘Confidential Information’ means any proprietary or confidential information relating to the Company or the Group, their clients, or any business partner, including—without limitation—trade secrets, inventions (patentable or not), technological and commercial processes, business plans, product strategies, marketing strategies, negotiation strategies, forecasts, financial information, client lists, protected documents, compensation information, compiled public data rendered confidential through compilation, and all documents or media incorporating such information.
The Executive must also comply with any confidentiality obligations binding the Company to third parties.
Information is not considered Confidential Information if it becomes publicly available through means other than unauthorized disclosure by the Executive.

Exhibit 10.2
Given the value of the Confidential Information, the Company takes measures to preserve its confidential and secret nature.
The Executive may copy, disclose, or use Confidential Information strictly as needed for the Company’s business and in compliance with any third-party confidentiality obligations binding the Company.
If disclosure is required from the Executive in a legal or non-legal context, he must inform the Company and obtain its written prior consent before disclosing the information.
14) TERMINATION OF THE EMPLOYMENT CONTRACT
Subject to applicable legal and collective bargaining provisions, either Party may terminate the employment contract by giving three (3) months’ notice following notification of termination by either the Company or the Executive.
15) NON-SOLICITATION
In the event of termination of the employment contract for any reason, the Executive shall not, for a period of 18 months from his effective departure date, directly or indirectly, for his own benefit or on behalf of a third party, offer employment to any person who, as of the Executive’s last working day, was an employee, consultant, or corporate officer of the Company or the Group, or attempt to persuade or induce such person to leave the Company or the Group.
16) NON-COMPETITION
Given the nature and importance of the Executive’s duties, the information and knowledge acquired within the Company, and the competitive nature of the market, the Executive agrees that, upon termination of the employment contract for any reason, he shall not—without prior written approval of the Company—do the following:
a. hold or acquire, directly or indirectly, an interest in any company conducting a competing activity;
b. work for, as an employee, corporate officer, or consultant, any company directly or indirectly competing with the Company or the Group;
c. create or acquire, directly or indirectly, an activity of the same or similar nature, or participate in such activity;
d. solicit or canvass any client, commercial partner, or other person having business relations with the Company or the Group and with whom the Executive had contact in the 12 months preceding his last working day.
This non-competition obligation applies for 12 months following termination of the contract and covers all countries where the Executive performed activities for the Company during the previous 24 months.
In exchange, the Executive shall receive, for 12 months, a gross monthly indemnity equal to 2/3 of his average monthly gross remuneration, based on the fixed base salary received during the 12 months preceding notice of termination.
If the Executive breaches this clause, he must pay the Company a sum equal to 12 times the 2/3 monthly amount described above. The Company will then be released from its obligation to pay the non-competition indemnity. Payment of this indemnity does not prevent the Company from seeking additional damages, or from requesting a court order to stop the competitive activity and to reimburse sums already paid.
The Company may unilaterally waive the non-competition clause during employment; this waiver becomes effective only if the Executive is not dismissed within one year of notification.
If the Company terminates the contract, it may release the Executive from the non-competition obligation at the time of termination, with the Executive’s consent. In such case, the indemnity will be paid for 3 months after termination.
If the Executive resigns, he must expressly remind the Company in writing of the existence of the non-competition clause. The Company will then have three weeks to waive the clause in writing. In this case, the indemnity is paid for 3 months after termination.

Exhibit 10.2
In the event of mutually agreed termination, the Parties may agree to waive the non-competition obligation through an express mention in the termination form.
17) RETURN OF COMPANY PROPERTY
During or at the end of the employment contract for any reason, the Executive must return, upon simple request of the Company, all documents, drawings, notes, memoranda, disks, manuals, reports, specifications, tools, formulas, or any other property provided in the course of his duties, as well as any media on which the Executive may have stored or recorded data or information concerning the Company or any Group company.
The Executive acknowledges that all such items are the exclusive property of the Company and that he has no right of retention over them.
18) SUPPLEMENTARY RETIREMENT, DISABILITY & HEALTH BENEFITS
The Executive will be affiliated with the following:
- Supplementary pension fund: KLESIA
- Disability and medical insurance (subject to applicable exceptions): VIVINTER
19) APPLICABLE LAW
The employment contract is governed by French law.
Any dispute relating to its conclusion, performance, or termination falls under the exclusive jurisdiction of the French courts.
The Company representative and the Executive shall sign below, preceded by the handwritten statement ‘read and approved,’ as well as initial each page except this one.

Executed in Paris, on 28 June 2024.

Read and approved

/s/ Eloïse Verdé-Delisle
Eloïse Verdé-Delisle, President (*)

/s/ Laurent Mercier
Laurent Mercier (*)

(*) Signature preceded by the statement ‘Read and approved’